Exhibit 99.1
EDUCATION REALTY TRUST ANNOUNCES
FIRST QUARTER 2008 RESULTS
- FFO of $0.30 per Share/Unit, Increase of 3.4% Year-Over-Year -
- $5.0 Million Lease Termination Fee to be Recognized in Second Quarter -
MEMPHIS, Tenn., April 28, 2008 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the quarter ended March 31, 2008.
     Note: All per share/unit results are reported on a weighted average basis for the respective periods.
Highlights
•	Total revenue for the quarter increased $4.2 million or 14.2% to $34.3 million and operating income for the quarter increased 10.5% to $7.5 million;
•	Net income from continuing operations improved to $0.9 million from a net loss of $0.9 million for the first quarter of 2007;
•	Funds from operations (FFO) totaled $9.1 million or $0.30 per share/unit versus $8.2 million or $0.29 per share/unit in the first quarter of 2007, a 3.4% growth in FFO per share/unit;
•	Same-community revenue increased $0.7 million or 3.0% to $22.6 million and net operating income declined 3.7% to $12.5 million for the first quarter of 2008. Excluding the impact of a $0.5 million loss on the sale of the University Towers parking garage and land in the current quarter and a $0.2 million tax refund received in the first quarter of 2007, operating income increased 2.0% or $0.3 million;
•	First quarter average physical occupancy on a same-community basis was consistent year over year at approximately 95.0%;
•	The Company terminated the lease with Place Properties, Inc. (Place) for 13 properties owned by the Company, but previously operated and managed by Place. As a result the company is due a total of $5.8 million in lease terminations fees. The company recognized $0.8 million of the termination fee in the first quarter and began recognizing the property operating results in its financials effective February 1, 2008;
“Our results for the first quarter of 2008 were in line with our expectations with solid same-community operating results and prudent capital management leading to lower interest expense and growth in funds from operations,” commented Paul O. Bower, Chairman, President and Chief Executive Officer. “The strength of this asset class to perform throughout all types of economic cycles is based on the desire of students and their families to obtain a college education. We believe our well-diversified approach, which includes increasing our revenues from leasing and third-party development and management services, continues to both insulate us from the soft economic cycle, as well as provide us with the opportunity to increase value for our shareholders,” Mr. Bower added.
First Quarter Operating Results
Total revenue grew 14.2% to $34.3 million for the first quarter of 2008 from $30.1 million in the comparable quarter of 2007. During the first quarter of 2008, the Company recognized $0.8 million in lease termination fees but also received solid quarter over quarter revenue growth from each of its core segments; student housing leasing, third-party management services and third-party development services.
Student housing leasing revenue increased $4.4 million or 19.9% to $26.4 million in the first quarter of 2008. This growth includes $3.7 million related to taking over the operations of the Place Portfolio and $0.7 million in same-community revenue growth. Other leasing revenue declined $1.5 million to $1.9 million for the first quarter of 2008. The lower revenue represents the loss of $2.3 million in monthly lease revenues due to the termination of the Place lease offset by the $0.8 million in termination fees recognized in the quarter.
Third-party development services revenue increased 71.3% or $0.7 million to $1.8 million for the first quarter of 2008. The recent start of the $94.5 million project at West Chester University of Pennsylvania as well as $0.7 million in fees recognized in the first quarter on a second project at the University of Alabama that was cancelled last year contributed to the growth.
Third-party management services revenue increased 10.5% to $1.0 million for the first quarter of 2008. An 8.0% increase in revenue from existing contracts combined with 7.1% growth from new contracts added during 2007 more than offset a decline in revenue related to a contract the Company exited in the third quarter of 2007.
Operating expenses increased $3.6 million or 15.3% to $26.9 million for the first quarter of 2008. Student housing operating expenses grew $3.1 million or 34.0% as a result of adding the Place Properties during the quarter and growth in same-community operating expenses. General and administrative expense growth also contributed $0.4 million to the operating expense increase. As a result, operating income for the first quarter of 2008 was $7.5 million compared to $6.8 million in the same period last year. During the quarter, the Company completed the sale of the parking garage and land at its University Towers property to a minority interest holder of the University Towers’ partnership. The Company received $2.6 million in cash and redeemed all of the University Towers’ operating partnership units held by the minority interest holder. As a result of the sale and unit conversion, a loss of $0.5 million was recognized in operating expenses.
Lower debt and interest rates helped total non-operating expenses decline 17.1% to $6.3 million in the first quarter of 2008 from $7.6 million in the first quarter of 2007. Interest expense, the primary component of non-operating expenses, declined 16.6% to $6.2 million.

Net income from continuing operations improved to $0.9 million, or $0.03 per weighted average diluted share, in the first quarter of 2008 from a net loss of $0.9 million, or $0.03 per weighted average diluted share, in the same period of last year.
FFO totaled $9.1 million in the first quarter of 2008 compared to $8.2 million in the first quarter of 2007, an increase of 10.5%. FFO per share/unit was $0.30 compared to $0.29 in the first quarter of 2007, representing an increase of 3.4%. The increased FFO includes the $0.8 million of recognized lease termination revenue and reflects growth in core revenue and lower interest expense. A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.
Same-community Results
Revenue increased $0.7 million or 3.0% in the first quarter of 2008 to $22.6 million. The growth in revenue was driven by rental rate increases of just over 3.0% while occupancies stayed essentially level to last year. Operating expenses increased 12.7% to $10.2 million and net operating income declined 3.7% to $12.5 million mainly due to a $0.5 million loss realized on the sale of the parking garage and land at our University Towers property. Excluding this one-time loss and a $0.2 million property tax refund received in the first quarter of the prior year, operating expenses increased 4.4% and produced net operating income growth of 2.0%.
Occupancy and Leasing
The average physical and economic occupancies on a same-community basis for the first quarter of 2008 were 95.0% and 95.7% compared to 95.3% and 96.0% in the prior year. Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.
On a same-community basis, as of April 24, 2008, the pace of pre-leasing activity for the fall is on track compared to last year’s pace with approximately 74.3% of the company’s owned and managed beds pre-leased for the fall versus 72.6% a year ago. Pre-leasing activity for the Place portfolio is progressing as expected with 51.3% of beds preleased for fall compared with 52.2% one year ago.
Place Lease Termination and Conversion
In February, the Company terminated a lease with Place Properties, Inc. (Place) for 13 properties owned by the Company but previously operated and managed by Place. As a result Allen & O’Hara Education Services, Inc., the Company’s management subsidiary, began managing these 13 properties and the Company began recognizing the property operating results in its financial results effective February 1, 2008. The agreement included a termination fee of $5.8 million with the possibility of an additional termination fee of $0.2 million if certain criteria of the agreement are not met.
The Company recognized $0.8 million of the lease termination fee in the first quarter and began recognizing the operating results of the properties beginning February 1, 2008. As a result, other lease revenue for the first quarter 2008 was $1.9 million compared to $3.4 million in the prior year. The decrease represents the loss of $2.3 million in monthly lease revenue that would have been earned if the lease had not been terminated, offset by the $0.8 million of recognized termination fee revenue. The remaining termination fee of $5.0 million is expected to be recognized in the second quarter when the Company finalizes the release of a letter of credit it required Place provide to secure the lease payments at the time the now terminated lease was signed.
For the two months ended March 31, 2008, student housing leasing revenue for the 13 properties was $3.7 million on operating expenses of $1.9 million, producing net operating income of $1.8 million and a net operating margin of 49.8%. These results are below the 55.1% margin produced by the Company on a same-community basis for the first quarter of 2008. The lower operating numbers are a result of physical occupancies of just 86.1%. The Company has taken over preleasing for the upcoming academic year and implemented changes to the marketing plans. Over time, the Company expects to be able to improve upon the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.
Development Activity
Construction on the Company’s wholly-owned student community, The Reserve at Saluki Point, at Southern Illinois University in Carbondale, Illinois, continued to progress during the quarter. The project is on track to open at the start of the 2008-2009 academic year and is currently 87.1% preleased at favorable rental rates. Based on the strong interest in this project, the Company is actively reviewing a Phase II at this location for a possible 2009 opening.
Capital Structure
The Company had $34.8 million outstanding on its $100 million line of credit and cash and cash equivalents totaling $3.1 million at March 31, 2008. The outstanding line of credit balance increased $23.3 million since year end mainly due to drawing on the line to repay the University Towers’ debt that matured during the quarter. Total debt outstanding at March 31, 2008 was $430.1 million with 91.9% of the Company’s debt at fixed rates. At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.6 million.
Dividend
On April 11, 2008, the Company declared its first quarter dividend of $0.205 per share/unit, which is payable on May 15, 2008, to shareholders of record as of the close of business on April 30, 2008.
Earnings Guidance and Outlook
The Company reaffirms its previous FFO guidance of $1.02 to $1.07 per share/unit for the full year ending December 31, 2008. This guidance includes a net positive impact of $0.12 to $0.13 per share/unit, related to the termination of the lease agreement with Place Properties, Inc., and taking over the operations and management of that portfolio.

Conference Call
The Company will host a conference call for investors and other interested parties beginning at 10:00 a.m. (Eastern Time) tomorrow, Tuesday, April 29, 2008. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (800) 240-4186, and participants from outside the U.S. may dial (303) 262-2138. The pass code for this call is 11112188. Participants may also access the call via the Company’s investor relations Web site at www.educationrealty.com.
The replay of the call will be available at approximately 12:00 p.m. (Eastern Time) on April 29, through midnight (Eastern Time) on May 6, 2008. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the pass code is 11112188.
The archive of the webcast will be available on the Company’s Web site for a limited time.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 68 communities in 21 states with 41,286 owned and managed beds. For more information please visit the company’s Web site at www.educationrealty.com.

Contact:
Brad Cohen or Bartley Parker, CFA
ICR, LLC
203-682-8211 or 203-682-8250
bcohen@icrinc.com or bparker@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Student housing properties, net	$722,755	$732,979
Assets under development	10,532	5,675
Corporate office furniture, net	1,587	1,693
Cash and cash equivalents	3,056	4,034
Restricted cash	7,401	8,188
Student contracts receivable, net	430	329
Receivable from affiliates	52	18
Management fee receivable from third parties	579	606
Goodwill and other intangibles, net	3,527	3,531
Other assets	10,887	10,407

Total assets	$760,806	$767,460

Liabilities and stockholders’ equity
Liabilities:
Mortgage loans, net of unamortized premium/discount	$396,835	$420,940
Revolving line of credit	34,800	11,500
Accounts payable and accrued expenses	10,306	11,092
Accounts payable affiliate	126	60
Deferred revenue	8,638	7,928

Total liabilities	450,705	451,520

Minority interest	17,028	18,121

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,444,855 and 28,431,855 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	284	284
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	325,334	330,969
Accumulated deficit	(32,545)	(33,434)

Total stockholders’ equity	293,073	297,819

Total liabilities and stockholders’ equity	$760,806	$767,460

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
Revenues:
Student housing leasing revenue	$26,353	$21,971
Student housing food service revenue	655	580
Other leasing revenue	1,945	3,434
Third-party development services	1,787	1,043
Third-party management services	975	882
Operating expense reimbursements	2,619	2,156

Total revenues	34,334	30,066

Operating expenses:
Student housing leasing operations	12,085	9,022
Student housing food service operations	633	561
General and administrative	3,937	3,490
Depreciation and amortization	7,593	8,080
Reimbursable operating expenses	2,619	2,156

Total operating expenses	26,867	23,309

Operating income	7,467	6,757

Nonoperating expenses:
Interest expense	6,164	7,387
Amortization of deferred financing costs	243	280
Interest income	(118)	(84)

Total nonoperating expenses	6,289	7,583

Income (loss) before equity in earnings of unconsolidated entities, income taxes, minority interest, and discontinued operations	1,178	(826)
Equity in earnings of unconsolidated entities	(1)	43

Income (loss) before income taxes, minority interest, and discontinued operations	1,177	(783)
Income tax expense (benefit)	191	(2)

Net income (loss) before minority interest and discontinued operations	986	(781)
Minority interest	97	118

Income (loss) from continuing operations	889	(899)

Discontinued operations: (1)
Income from discontinued operations, net of minority interest	—	408

Net income (loss)	$889	$(491)

Earnings per share information:
Income (loss) per share — basic and diluted
Continuing operations	0.03	(0.03)
Discontinued operations	—	0.01

Net income (loss) per share	$0.03	$(0.02)

Weighted-average common shares outstanding — basic	28,438,224	21,173,475

Weighted-average common shares outstanding — diluted	29,607,829	21,173,475

(1)	Student housing properties that are designated as held for sale and/or sold during a period are included in discontinued operations. For the three months ended March 31, 2007, the operating results of The Village on Tharpe are included in discontinued operations net of minority interest.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended March 31,
	2008	2007
Net income (loss)	$889	$(491)
Loss on sale of student housing assets	512	—
Real estate related depreciation and amortization	7,451	7,998
Equity portion of real estate depreciation and amortization on equity investees	125	98
Depreciation and amortization of discontinued operations	—	469
Minority interest	97	136

Funds from operations (“FFO”)	9,074	8,210

FFO per weighted average share/unit (1)	$0.30	$0.29

Weighted average shares/units (1)	29,885,413	28,626,969

Notes:

FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2007.